 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 25, 2001.
                                                    REGISTRATION NO.  333-

===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  ------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  ------------
                      TICKETMASTER ONLINE-CITYSEARCH, INC.
             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                                     95-4546874
(State or Other Jurisdiction of            (IRS Employer Identification Number)
Incorporation or Organization)

                      790 E. COLORADO BOULEVARD, SUITE 200
                           PASADENA, CALIFORNIA 91101
                                 (626) 405-0050
   (Address Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                                 JOHN PLEASANTS
                             CHIEF EXECUTIVE OFFICER
                      790 E. COLORADO BOULEVARD, SUITE 200
                           PASADENA, CALIFORNIA 91101
                                 (626) 405-0050
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                                   Copies to:
     Kenneth M. Doran, Esq.                      S. Brian Farmer, Esq.
  Gibson, Dunn & Crutcher LLP       Hirschler, Fleischer, Weinberg, Cox & Allen
     333 South Grand Avenue                      701 East Byrd Street
 Los Angeles, California 90071                       P.O. Box 500
       (213) 229-7000                              Richmond, VA 23218
                                                     (804) 771-9504

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. |_|
__________________

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. |_| _____________________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
=========================================================================================================
                                                 Proposed Maximum    Proposed Maximum
     Title of Shares             Amount To Be    Aggregate Price    Aggregate Offering     Amount of
    To Be Registered              Registered      Per Share(1)            Price          Registration Fee
---------------------------------------------------------------------------------------------------------
Class B Common Stock,               299,954         $10.72              $3,215,507           $804
    par value $.01 per share
=========================================================================================================

 (1) The price of $10.72 was the average of the high and low prices of the Class B Common Stock on the Nasdaq National Market System on January 22, 2001, and is set forth solely for the purpose of computing the registration fee pursuant to Rule 457(c).

                             -----------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

===============================================================================

PROSPECTUS (SUBJECT TO COMPLETION)
ISSUED JANUARY __, 2001


                                 299,954 SHARES


                      TICKETMASTER ONLINE-CITYSEARCH, INC.


                              CLASS B COMMON STOCK

                                ----------------

This prospectus relates to the public offering of 299,954 shares of Class B Common Stock, par value $.01 per share, of Ticketmaster Online-Citysearch, Inc. that are held by certain of our current stockholders. For more detailed information, see "Summary -- Recent Developments." This offering will not be underwritten.

The prices at which these stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

Our Class B Common Stock is listed on the Nasdaq National Market under the symbol "TMCS." On January 22, 2001, the last reported sale price of our Class B Common Stock was $10.6875 per share.

Investing in the Class B Common Stock involves risks. See "Risk Factors" beginning on page 7.

                                ----------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

                                ----------------

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our Class B Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Class B Common Stock. In this prospectus, references to "Ticketmaster Online-Citysearch," "we," "us" and "our" refer to Ticketmaster Online-Citysearch, Inc. and its subsidiaries.


                 The date of this prospectus is January __, 2001

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.

                                TABLE OF CONTENTS

                                                                                                               PAGE
PROSPECTUS SUMMARY................................................................................................1

THE COMPANY.......................................................................................................1

RECENT DEVELOPMENTS...............................................................................................3

THE OFFERING......................................................................................................5

RISK FACTORS......................................................................................................7

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS................................................................21

USE OF PROCEEDS..................................................................................................21

SELLING STOCKHOLDERS.............................................................................................21

PLAN OF DISTRIBUTION.............................................................................................22

LEGAL MATTERS....................................................................................................23

EXPERTS..........................................................................................................23

WHERE YOU CAN FIND MORE INFORMATION..............................................................................23

INCORPORATION OF DOCUMENTS BY REFERENCE..........................................................................23

CONSENT OF INDEPENDENT AUDITORS

                                                 ----------------

-------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION CONTAINED IN THIS PROSPECTUS, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES TO THE FINANCIAL STATEMENTS AND OTHER INFORMATION INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

                                   THE COMPANY

         Ticketmaster Online-Citysearch, Inc. is a leading local portal and electronic commerce company that provides in-depth local content and services to help people get things done online. We offer practical tools for living that make the Internet an important part of people's everyday lives. Our principal operations are online city guides, online ticketing and online personals. Our family of Web sites includes citysearch.com, ticketmaster.com, match.com, museumtix.com, ticketweb.com, cityauction.com and livedaily.com, among others. In September 1998, our company was created by combining CitySearch, Inc. and Ticketmaster Multimedia Holdings, Inc. (Ticketmaster Online), then a wholly-owned online subsidiary of Ticketmaster Corporation, to create Ticketmaster Online-Citysearch, a leading provider of local city guides, local advertising and live event ticketing on the Internet.


         CitySearch was incorporated in September 1995 and launched its first local city guide in May 1996. Ticketmaster Online was formed in 1993 to administer the online business of Ticketmaster Corporation and began selling live event tickets and related merchandise online in November 1996. Subject to specified limitations, our ticketmaster.com service is the exclusive agent of Ticketmaster Corporation for the online sale of tickets to live events presented by Ticketmaster Corporation's clients.


         In 1999, we acquired CityAuction, Inc. (cityauction.com), an online auction company, Match.com, Inc. (match.com) and Web Media Ventures, LLC (d/b/a One & Only Network), which are both online personals services. We have combined these companies under the name match.com and are continuing to integrate their services with our citysearch.com city guides. In addition, in 1999, we acquired the arts and entertainment portion of The Microsoft Network (MSN) Sidewalk (sidewalk.com) city guides, significantly expanding the reach of our citysearch.com city guides. We have integrated the Sidewalk city guides with the citysearch.com city guides to create a nationwide network. In January 2000, we acquired 2b Technology, Inc., a Richmond, Virginia based visitor management software developer and offline and online ticketing company targeted at venues such as higher volume museums, cultural institutions and historic sites. In May 2000, we acquired TicketWeb Inc., a ticketing company whose browser-based ticketing software allows venues and event promoters, including symphony concerts, clubs, museum exhibitions, amusement parks and film festivals, to perform box-office operations remotely, over the Internet. We intend to continue to make strategic acquisitions as appropriate opportunities become available.


         On November 20, 2000, we entered into a contribution agreement with USA Networks, Inc., pursuant to which we propose to combine our business with the businesses conducted by Ticketmaster Corporation and its subsidiaries, which we refer to as the Ticketmaster businesses. Ticketmaster Group is an Illinois corporation and a wholly-owned subsidiary of USA Networks. Ticketmaster Group is a holding company and the sole stockholder of Ticketmaster Corporation, which is also an Illinois corporation and is referred to in this prospectus as Ticketmaster. Ticketmaster, through its wholly-and majority-owned subsidiaries, is the leading provider of automated ticketing services in the United States with over 5,000 domestic and foreign clients, including many of the foremost entertainment facilities, promoters and professional sports franchises. Ticketmaster provides comprehensive ticket inventory control and management, a broad distribution network and dedicated marketing and support services. Ticket orders are received and fulfilled through operator-staffed call centers, independent sales outlets remote to the facility box office and ticketmaster.com's web site. Revenue is generated principally from convenience charges received by Ticketmaster for tickets sold on its clients' behalf. Ticketmaster generally serves as an exclusive agent for its clients and typically has no financial risk for unsold tickets. Please see "Summary-Recent Developments" below.


         Our portfolio of Web sites includes: citysearch.com, ticketmaster.com, match.com, museumtix.com, ticketweb.com, cityauction.com, livedaily.com and jobs.citysearch.com, which are described in more detail below.

         - CITYSEARCH.COM is a network of local portal city guide sites that offer primarily original local content for major U.S. and foreign cities as well as practical transactional tools to get things done online. The city guides provide up-to-date, locally produced information about a city's arts and entertainment events, bars and restaurants, recreation, community activities and businesses (shopping and professional services), as well as local news, sports and weather updates. citysearch.com city guides also let people act on what they learn by supporting online business transactions, including ticketing, reservations, auctions, matchmaking, merchandise sales and classifieds. With our recent acquisition of the arts and entertainment portion of the MSN Sidewalk (sidewalk.com) city guides, citysearch.com now reaches more than 70 cities worldwide.TICKETMASTER.COM is the leading online ticketing site and live event portal. Through our exclusive arrangement with Ticketmaster Corporation, ticketmaster.com provides tickets for more than 100 professional sports franchises and more than 3,750 leading arenas, stadiums, performing arts venues and theaters. The site also offers in-context, entertainment-related merchandise, including CDs, apparel and memorabilia through STORE.TICKETMASTER.COM.


         - TICKETMASTER.COM is the leading online ticketing site and live event portal. Through our exclusive arrangement with Ticketmaster Corporation, ticketmaster.com provides tickets for more than 100 professional sports franchises and more than 3,750 leading arenas, stadiums, performing arts venues and theaters. The site also offers in-context, entertainment-related merchandise, including CDs, apparel and memorabilia through STORE.TICKETMASTER.COM.

         - MATCH.COM is a leading online matchmaking and dating service which offers single adults a convenient, fun and private environment for meeting other singles. In combination with the One & Only Network, another online personals company we acquired in 1999 and which we are integrating with match.com (the combined operations to be called match.com), match.com has more than 4 million user registrations and approximately 560,000 active users, generating more than 100 million monthly page views. In addition, as part of our recent transaction with Microsoft, match.com has become the premier provider of online personals and matchmaking services on The Microsoft Network (MSN).

         - MUSEUMTIX.COM is 2b Technology's online ticketing site, providing information and ticketing for cultural institutions and other venues, including museums, zoos, aquariums and planetariums.

         - TICKETWEB.COM is TicketWeb's online ticketing site, allowing users to purchase tickets for events and venues including museums, amusement parks, festivals, local clubs, symphony concerts and zoos. TicketWeb's browser-based ticketing software allows clients to manage the sale of their tickets remotely from a home or office computer.

         - CITYAUCTION.COM is a person-to-person online auction service that provides a local resource for online auctions. In addition to national and regional auctions, cityauction.com lets users post and search for items in their own locality, allowing them to trade items that would be considered too valuable or difficult to transport, such as televisions or furniture. Cityauction.com is a member of the FairMarket, Inc. network of auction sites. Buyers and sellers using cityauction.com have access to all of the auctions listed in the FairMarket network of auction sites, including listings from users of many of the largest internet portal Web sites.

         - LIVEDAILY.COM is our daily online live entertainment news webzine that offers music fans daily concert and music news, tour announcements, reviews, interviews and exclusive national ticketing information. livedaily.com users benefit from direct connections to our ticket distribution network at ticketmaster.com and local music information via citysearch.com's growing network of city guides.

         - JOBS.CITYSEARCH.COM is our online source of employment classifieds and specialists that can be viewed by city to make job searching efficient and effective.


         We have two classes of authorized Common Stock outstanding, Class A Common Stock and Class B Common Stock. The rights of the holders of Class A Common Stock and Class B Common Stock are substantially identical, except with respect to voting, conversion and transfer. Except as otherwise required by applicable law, each share of Class A Common Stock entitles its holder to 15 votes and each share of Class B Common Stock entitles its holder to one vote on all matters submitted to a vote or for the consent of stockholders. Except as otherwise required by applicable law, the Class A Common Stock and the Class B Common Stock vote together as a single class on all matters submitted to a vote or for the consent of stockholders. We have also authorized Class C Common Stock which is nonvoting and of which no shares are issued and outstanding.


         We are currently a direct, majority-owned subsidiary of Ticketmaster Corporation, an Illinois corporation, which is an indirect, wholly-owned subsidiary of USA Networks, Inc., a Delaware corporation, which is referred to in this prospectus as USAi. As of the date of this prospectus, USAi beneficially owns 43,782,544 shares, or approximately 49%, of our total outstanding Common Stock, representing approximately 84% of the total voting power of our outstanding Common Stock. Following our proposed combination with Ticketmaster, we will be a direct subsidiary of USAi and Ticketmaster Corporation will be our indirect, wholly-owned subsidiary. After the closing of the combination, USAi will own 95,782,544 shares, or approximately 68%, of our total outstanding Common Stock, representing approximately 85% of the total voting power of the outstanding Common Stock. We expect to close our combination with the businesses of Ticketmaster Corporation in the first quarter of 2001. Concurrently with the closing of the proposed combination, we will change our name to "Ticketmaster." Our Class B Common Stock will continue to trade on The Nasdaq national Market under the ticker symbol "TMCS." See "Summary - Recent Developments" below for a more detailed description of our pending combination with Ticketmaster Corporation.


         Our principal executive offices are located at 790 E. Colorado Boulevard, Suite 200, Pasadena, California 91101, and our telephone number at that address is (626) 405-0050.


                               RECENT DEVELOPMENTS

         ADJUSTMENT OF PURCHASE PRICE PAYABLE TO FORMER SHAREHOLDERS OF 2B TECHNOLOGY, INC.

         On January 31, 2000, we acquired all of the outstanding shares of capital stock of 2b Technology, Inc., a Virginia corporation. 2b Technology is a fully-integrated visitor management and ticketing firm targeted at venues such as higher volume museums, cultural institutions and historic sites. In connection with the acquisition, we issued 458,005 shares of our Class B Common Stock to the former shareholders of 2b Technology, representing a purchase price of approximately $17.1 million. The remainder of the purchase price was structured as an earn-out ranging from $0 to $11 million, based on the actual revenues of 2b Technology for the 2000 and 2001 fiscal years. On December 8, 2000, we and the former shareholders of 2b Technology entered into a work-out agreement pursuant to which we issued 299,954 shares of Class B Common Stock to the former shareholders of 2b Technology and the parties agreed to commute the earn-out provisions of the purchase agreement thereby ending our obligation to make any additional payments under the purchase agreement.. We are hereby registering the 299,954 shares issued pursuant to the work-out agreement.

         COMBINATION OF OUR BUSINESSES WITH THE BUSINESSES OF TICKETMASTER CORPORATION


         On November 20, 2000, we entered into a contribution agreement with USAi, pursuant to which we have agreed to combine our business with the Ticketmaster businesses. We will effect this combination in two steps:

         - In the first step, Ticketmaster Corporation will contribute to us all of the equity interests of its subsidiaries (except for shares of our Class A and Class B common stock that it holds), and its assets that are freely assignable. The shares of our common stock that are currently held by Ticketmaster Corporation are not being contributed to us or canceled and will continue to be held by Ticketmaster Corporation following the combination. In exchange for the contributions by Ticketmaster Corporation, we will issue to Ticketmaster Corporation a number of shares of our Class B common stock equal to the fair market value of the equity interests and assets contributed to us.

         - In the second step, USAi, the sole stockholder of Ticketmaster Group, which is in turn the sole stockholder of Ticketmaster Corporation, will contribute to us all of the outstanding capital stock of Ticketmaster Group. In exchange for the capital stock of Ticketmaster Group, we will issue to USAi 52,000,000 new shares of our Class B common stock. In addition, we will issue to USAi a number of shares of our Class A and Class B common stock equal to the number of such shares indirectly held by USAi through Ticketmaster Corporation prior to the combination.


         Upon completion of the combination, Ticketmaster Group and the former subsidiaries of Ticketmaster Corporation that were contributed to us will be our direct subsidiaries and Ticketmaster Corporation will be our indirect subsidiary. As a result of the combination, USAi will own an additional 52,000,000 shares of our Class B common stock. The other shares to be issued to USAi in connection with the combination will only replace shares that are currently indirectly owned by USAi and that we will indirectly own following the combination. Accordingly, such shares will not increase USAi's percentage ownership of our capital stock.


         On January 11, 2001, we filed with the SEC and mailed to our stockholders a definitive information statement relating to the combination. We must satisfy a number of conditions before we can complete the combination, but we expect to complete the combination during the first quarter of 2001.


         PROPOSED ACQUISITION OF RESERVEAMERICA HOLDINGS, INC.


         On January 9, 2001, we entered into a purchase agreement with ReserveAmerica Holdings, Inc. and certain of its shareholders, pursuant to which we agreed to purchase all of the outstanding capital stock of ReserveAmerica Holdings, Inc., a company that provides campsite reservations across America. The initial target purchase price for the ReserveAmerica shares is approximately $22.2 million in cash and shares of our Class B Common Stock. The remainder of the purchase price may range from $0 to $37.8 million, subject to, among other things, ReserveAmerica's EBITDA for the 2001 and 2002 fiscal years. The closing of the transaction is subject to certain customary conditions.

--------------------------------------------------------------------------------

                                  THE OFFERING

THE FOLLOWING SUMMARIZES THE SELLING STOCKHOLDERS' OFFERING OF OUR CLASS B COMMON STOCK.

Class B Common Stock to be offered
by the selling stockholders................................................  299,954 shares

Common Stock to be outstanding after the offering:

         Class A Common Stock..............................................  47,718,879 shares

         Class B Common Stock..............................................  41,291,839 shares

         Total Common Stock................................................  89,010,718 shares

Use of Proceeds............................................................  We will not receive any proceeds from the sale of the shares.

Nasdaq National Market Symbol..............................................  TMCS


         The information concerning outstanding Common Stock above is as of December 31, 2000. Each share of Class A Common Stock automatically converts into one share of Class B Common Stock upon transfer to anyone other than another holder of Class A Common Stock.


         Unless otherwise stated, all information contained in this prospectus excludes:


         (1) 1,078,635 shares of Class A Common Stock issuable upon the exercise of options outstanding at December 31, 2000 at a weighted average price of $5.56 per share under our 1996 Stock Plan;

         (2) 2,901,585 shares of Class B Common Stock issuable upon the exercise of options outstanding at December 31, 2000 at a weighted average price of $27.12 per share under our 1998 Stock Plan;

         (3) 5,446,662 shares of Class B Common Stock issuable upon the exercise of options outstanding at December 31, 2000 at a weighted average price of $28.40 per share under our 1999 Stock Plan;

         (4) 42,291 shares of Class B Common Stock issuable upon the exercise of options outstanding at December 31, 2000 at a weighted average price of $11.93 per share under TicketWeb's 2000 Stock Plan, which we assumed in connection with our acquisition of TicketWeb;

         (5) an aggregate of 2,480,450 shares of Class B Common Stock available for future grant or issuance as of December 31, 2000 under our 1998 Stock Plan, our 1999 Stock Plan and our 1998 Employee Stock Purchase Plan;

         (6) 25,196 shares of Class B Common Stock issuable upon the exercise of warrants that we assumed in connection with our acquisition of TicketWeb outstanding as of December 31, 2000, at a weighted average exercise price of $13.57;

         (7) 4,500,000 shares of Class B Common Stock issuable upon the exercise of warrants issued to

                  Microsoft Corporation in connection with our acquisition of the assets of Sidewalk.com. The price per share with respect to 1,500,000 of such shares is $60 per share. The price per share with respect to the remaining 3,000,000 of such shares is $30, subject to reduction by $1/16 for each $1/16 by which the fair market value of a share of Class B Common Stock exceeds $30; and

         (8) the 52,000,000 new shares of Class B Common Stock to be issued in connection with our proposed combination with Ticketmaster Corporation.


--------------------------------------------------------------------------------

                                  RISK FACTORS

         An investment in our Class B Common Stock offering is very risky. You should carefully consider the following risk factors in addition to the remainder of this prospectus before purchasing the Class B Common Stock. This prospectus contains forward-looking statements that involve risks and uncertainties. Many factors, including those described below, may cause actual results to differ materially from anticipated results.


WE MAY NOT REALIZE THE SYNERGIES AND OTHER INTENDED BENEFITS OF THE PROPOSED COMBINATION WITH THE TICKETMASTER BUSINESSES.

         Among the factors considered by the Special Committee of our Board of Directors and our Board of Directors in connection with its approval of the contribution agreement with USAi relating to our proposed combination with Ticketmaster Corporation were the opportunities for revenue growth that could result from the proposed combination of Ticketmaster Online-Citysearch and the Ticketmaster businesses. However, general economic conditions and other factors beyond our combined company's control may limit the combined company's ability to realize these opportunities. Accordingly, we cannot assure you as to whether or in what time frame any revenue growth will be realized.


WE MAY HAVE DIFFICULTY OVERCOMING PROBLEMS ASSOCIATED WITH RAPID EXPANSION AND GROWTH.

         As our business, or following the combination with the Ticketmaster businesses, the combined company's business, develops and expands following the proposed combination, it will need to implement enhanced operational and financial systems and will likely require additional management, operational and financial resources. We cannot assure you that our combined company will successfully implement and maintain such operational and financial systems or successfully obtain, integrate and use the management, operational and financial resources necessary to manage a developing and expanding business in an evolving and increasingly competitive industry. Failure to implement such systems successfully or use such resources effectively could have a material adverse effect on our, or following the combination, the combined company's business, financial condition or results of operations.


OUR TICKETING BUSINESS IS DEPENDENT ON ENTERTAINMENT, SPORTING AND LEISURE EVENTS AND FACTORS AFFECTING SUCH EVENTS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

         Pursuant to contracts with arenas, stadiums, theaters and other facilities, sports teams, promoters and others, Ticketmaster Corporation, in its capacity as agent, sells tickets relating to entertainment, sporting and leisure events and, accordingly, Ticketmaster Corporation's ticketing business and our ticketmaster.com business are directly affected by the popularity, frequency and location of such events. Factors affecting such events, including general economic conditions, consumer trends and work stoppages (such as the 1994 strike by the Major League Baseball Players Association against Major League Baseball), could have a material adverse effect on the Ticketmaster Corporation and ticketmaster.com business and, following the combination, the businesses of our combined company.


QUARTERLY FLUCTUATIONS IN REVENUES COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR CLASS B COMMON STOCK.

         Ticketmaster Corporation and our ticketmaster.com business have historically experienced quarterly fluctuations in ticket operation revenues, which vary depending upon the dates when tickets for events are released for sale by Ticketmaster Corporation's clients. The scheduling of popular events has generally been more concentrated during the warm weather months. This factor, together with the general practice of commencing ticket sales several months prior to the event date, tends to result in higher revenues in the first six months of operations during each fiscal year. This seasonality could cause our quarterly earnings, and following the combination, quarterly earnings of our combined company, to fall temporarily below market expectations, which could in turn adversely affect the market price of our Class B common stock.


OUR PLANS TO EXPAND INTERNATIONALLY WILL REQUIRE US TO ADDRESS RISKS OF OPERATING INTERNATIONALLY.

         Ticketmaster Corporation presently conducts business directly in the United Kingdom, Canada, Mexico and South America, and through joint ventures in Ireland and Australia. In fiscal 1999, revenues from international operations accounted for 13% of Ticketmaster Corporation's total revenues. Ticketmaster Corporation intends to continue to expand its operations outside of the United States and to enter additional markets, which will require additional resources. Following our combination with the Ticketmaster businesses, if the revenues generated by our international operations are insufficient to offset the expense of establishing and maintaining such operations, our combined company's business, financial condition and results of operations could be materially and adversely affected. We cannot assure you that we or our partners will be able to successfully market or sell our services in these international markets. In addition to the uncertainty as to our ability to expand our international presence, there are certain risks inherent in conducting business on an international level that are not necessarily present in domestic operations, such as:

         - laws limiting the right and ability of foreign subsidiaries to pay dividends and remit earnings to affiliated companies unless specified conditions are met;

         - unexpected changes in regulatory requirements, tariffs and other trade barriers;

         -        difficulties in staffing and managing foreign operations;

         -        political instability;

         - increased exposure to gains and losses on currency rate fluctuations; and

         -        potentially adverse tax consequences.


         We cannot assure you that one or more of the foregoing factors will not have a material adverse effect on our current and future international operations and, consequently, on our business, financial condition and results of operations.


FOLLOWING THE COMBINATION, OUR TICKETING BUSINESS WILL BE DEPENDENT UPON OUR RELATIONSHIP WITH CLIENTS.

         Following the combination, we anticipate that for the foreseeable future, the majority of our combined company's revenues will be derived from online and offline sales of tickets. We also expect that we will continue to derive a substantial portion of our revenues from per ticket convenience charges and per order handling fees paid by consumers in connection with online and offline purchases of tickets to live events presented or promoted by clients of Ticketmaster Corporation. Accordingly, our future revenues and business success will be dependent on our combined company's ability to maintain and renew relationships with its existing clients and to establish relationships with additional clients. For the year ended December 31, 1999, Ticketmaster Corporation processed ticket sales for over 3,750 clients. Following the combination, our combined company will be dependent upon its ability to enter into and maintain client contracts on favorable terms. We cannot assure you that our combined company will be able to enter into or maintain client contracts on such terms. Our ability to generate ticket and merchandise sales on our ticketmaster.com Web site will also be dependent in part on our combined company's ability to maintain and enhance the Ticketmaster brand name. Any failure on the part of our combined company to maintain our existing base of clients, to establish relationships with new clients upon favorable terms, to obtain or retain the right to sell tickets and merchandise online, to process ticket sales in a timely and accurate manner or at levels necessary to support our business or to maintain and enhance the Ticketmaster brand name, would have a material adverse effect on our business, financial condition and results of operations.


WE MAY HAVE FUTURE CAPITAL NEEDS AND MAY NOT BE ABLE TO OBTAIN ADDITIONAL FINANCING ON ACCEPTABLE TERMS.

         We expect to continue to use significant cash in the expansion of our operations for the foreseeable future. Except for its obligation under the contribution agreement to provide us with a $25 million line of credit if we are unable to secure such a line of credit from a third party, USAi has no obligation or agreement to provide any future capital or other funding to us. We may be required to raise additional funds at some point in the future and we will need the approval of USAi for any capital raising. If additional funds are raised through the issuance of equity securities, our stockholders may experience significant dilution. Furthermore, we cannot assure you that additional financing will be available when needed or that if available, such financing will include terms favorable to our stockholders or us, or that such financing will be approved by USAi. If financing is not available when required, is not available on acceptable terms or is not approved by USAi, we may be unable to develop or enhance our services, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, financial condition and results of operations.


WE DEPEND ON KEY PERSONNEL AND NEED TO HIRE ADDITIONAL QUALIFIED PERSONNEL.

         Following the proposed combination, we expect that the success of our combined company will depend to a significant degree upon the continued contributions of its executive management team. The loss of the services of members of our executive management team could have a material adverse effect on our business, financial condition and results of operations. After completion of the combination, we will need to integrate new members of our management team into our existing management team. The failure to manage this integration smoothly could disrupt our business and harm our results of operations. Our success also depends upon our ability to attract and retain additional highly qualified management, technical and sales and marketing personnel, for which competition is intense. The process of locating and hiring such personnel with the combination of skills and attributes required to carry out our strategy is often lengthy. The loss of the services of key personnel or the inability to attract additional qualified personnel could have a material adverse effect on our business, financial condition and results of operations.


WE ARE CONTROLLED BY USAi.

         We are currently a direct, majority-owned subsidiary of Ticketmaster Corporation, which is an indirect wholly-owned subsidiary of USAi. As of January 1, 2001, USAi beneficially owned approximately 49% of our total outstanding Common Stock, representing approximately 84% of the total voting power of our total outstanding Common Stock. Following the combination, we will be a direct, majority-owned subsidiary of USAi, and USAi will own approximately 68% and 85% of our outstanding Common Stock and voting power, respectively. As a result of its ownership of Class A Common Stock, USAi generally has the ability to control the outcome of any matter submitted for the vote or consent of our stockholders, except where a separate vote of the holders of Class B Common Stock is required by Delaware law. Following the combination, USAi will also own a majority of our Class B Common Stock. Subject to applicable Delaware law, USAi is generally not restricted with regard to its ability to control the election of our directors, to cause the amendment of our Amended and Restated Certificate of Incorporation, or generally to exercise a controlling influence over our business and affairs. This control relationship may have the effect of delaying or preventing a change in control of our company and might adversely affect the market price of the Class B Common Stock.


         Subject to applicable Delaware law, USAi could elect to sell all or a substantial portion of its equity interest in us to a third party, which would represent a controlling or substantial interest in us, without offering to our other stockholders the opportunity to participate in such a transaction. In the event of a sale of USAi's interest to a third party, that third party may be able to control us in the manner that USAi is able to control us, including the ability to control the election of directors.


         USAi is currently controlled by Barry Diller, who is also a director of our company. Mr. Diller is the Chairman and Chief Executive Officer of USAi and following the combination, will also be Co-Chairman of Ticketmaster. Under stockholder and governance agreements with Liberty Media Corporation and Universal Studios, Inc., two other significant USAi stockholders, Mr. Diller generally has the right to control the outcome of any matter requiring the approval of USAi stockholders, other than with respect to specified fundamental changes relating to USAi or its subsidiaries. To engage in these fundamental changes, the approval of each of Mr. Diller, Liberty Media and Universal Studios is generally required. Copies of the governance and stockholders agreements among USAi, Universal Studios, Liberty Media and Mr. Diller have been filed with the Securities and Exchange Commission as Appendices B and C, respectively, to USAi's Definitive Proxy Statement, dated January 12, 1998 and are available from the SEC. Mr. Diller does not have an employment agreement with USAi. If Mr. Diller no longer serves in his positions at USAi, generally Universal Studios and Liberty Media will be able to control USAi. Any change in the governance, management, operations or business of USAi could have a material adverse effect on our relationship with USAi, and could materially and adversely affect our business, financial condition and results of operations.


CONFLICTS OF INTEREST MAY ARISE BETWEEN TICKETMASTER ONLINE-CITYSEARCH AND USAi.

         Conflicts of interest may arise between us, including our ticketmaster.com service and, following the combination, Ticketmaster Corporation, on the one hand, and USAi and its affiliates, on the other hand, in areas relating to past, ongoing and future relationships and other matters. These also include:

         -        corporate opportunities;

         -        indemnity arrangements;

         -        tax and intellectual property matters;

         -        potential acquisitions or financing transactions;

         - sales or other dispositions by USAi of shares of our Class A Common Stock held by it; and

         - the exercise by USAi of its ability to control our management and affairs.

         Ownership interests of our directors or officers in USAi common stock, or service as both a director or officer of us and a director, officer or employee of USAi, could create or appear to create potential conflicts of interest when directors and officers are faced with decisions that could have different implications for us and USAi. Several of the members of our board of directors are also directors, officers or employees of USAi.


         In addition, USAi is engaged in a diverse range of media and entertainment-related businesses, including businesses engaged in electronic and online commerce including Home Shopping Network and its USA Interactive business. These businesses may have interests that conflict or compete in some manner with our business. Subject to applicable Delaware law, USAi is under no obligation, and has not indicated any intention, to share any future business opportunities available to it with us except as expressly provided by our license agreement with USAi and Ticketmaster Corporation. Our Amended and Restated Certificate of Incorporation also includes provisions which provide that:

         - USAi shall have no duty to refrain from engaging in the same or similar activities or lines of our business, thereby competing with us;

         - USAi, its officers, directors and employees shall not be liable to us or our stockholders for breach of any fiduciary duty by reason of any activities of USAi in competition with us; and

         - USAi shall have no duty to communicate or offer corporate opportunities to us and shall not be liable for breach of any fiduciary duty as a stockholder of us in connection with these opportunities, provided that the relevant procedures set forth in our Amended and Restated Certificate of Incorporation are followed.

         There can be no assurance that any conflicts that may arise between us and USAi, any loss of a corporate opportunity to USAi that might otherwise be available to us, or any engagement by USAi in any activity that is similar to our business will not have a material adverse effect on our business, financial condition and results of operations or our other stockholders.


USAI MAY SELL A SIGNIFICANT PORTION OF OUR COMMON STOCK THAT IT OWNS WHICH COULD ADVERSELY EFFECT THE PRICE OF OUR STOCK.

         Subject to applicable federal securities laws, USAi may sell a significant portion of the shares of our Common Stock beneficially owned by it or distribute any or all of its shares of our Common Stock to its stockholders. At January 1, 2001, USAi's holdings represented approximately 49% of our outstanding Common Stock, representing approximately 84% of the voting power of our total outstanding Common Stock. Following the proposed combination of our business with the Ticketmaster businesses, USAi will own approximately 68%, of our total outstanding Common Stock, representing approximately 85% of the total voting power of the outstanding Common Stock. Pursuant to our Amended and Restated Certificate of Incorporation, each share of Class A Common Stock will generally be converted automatically into one share of Class B Common Stock upon any transfer by the initial registered holder. Any sales or distributions by USAi of substantial amounts of Common Stock in the public market or to its stockholders, or the perception that these sales or distributions could occur, could adversely affect the prevailing market prices for our Class B Common Stock. USAi is not subject to any obligation to retain any portion of its controlling interest in us. We have not granted to USAi any registration rights with respect to the shares of our Common Stock owned by it.


WE MUST MAINTAIN AND PROMOTE OUR BRANDS TO BE SUCCESSFUL.

         We believe that maintaining and promoting the ticketmaster.com, citysearch.com and match.com brands and, to a lesser extent, the cityauction.com, ticketweb.com, and museumtix.com brands, are critical to our efforts to attract consumers and business customers to our sites. After completion of the proposed combination, we will also be increasingly dependent on the successful promotion of the Ticketmaster brand name. We also believe that the importance of brand recognition will increase due to the growing number of Internet sites and relatively low barriers to entry to providing Internet content. Promotion of our brands will depend largely on our success, and, to a lesser extent, the success of our media company partners, in providing high quality Internet content.


         Under the terms of our agreements with media company partners, we have very limited control over the content provided on the Citysearch.com partners' sites. If consumers and business customers do not perceive the content of our or our partners' existing sites to be of high quality, we may be unsuccessful in promoting and maintaining the Citysearch.com brand. Furthermore, not all of our partners promote the Citysearch.com brand on their services with a high level of prominence. In addition, users accessing partner-led market sites that contain different interfaces from our owned and operated sites may be confused by the differences in interface or navigation, and this confusion may inhibit our ability to develop our brand and network.


         In order to attract and retain consumers and business customers, and to promote our brands in response to competitive pressures, we have found it necessary to increase our budget for content and to increase substantially our financial commitment to creating and maintaining a distinct brand loyalty among consumers and business customers. If either we or our media company partners are unable to provide high quality content or otherwise fail to promote and maintain our brands or if we incur excessive expenses in an attempt to improve our content or promote and maintain our brands, our business, financial condition and results of operations could be materially and adversely affected.


THE MARKETS IN WHICH WE AND TICKETMASTER CORPORATION SELL OUR SERVICES ARE INTENSELY COMPETITIVE AND OUR BUSINESS WOULD BE ADVERSELY AFFECTED IF WE FAIL TO GROW OUR MARKET SHARE OR OTHERWISE FAIL TO SUCCESSFULLY COMPETE IN THESE MARKETS.

         Our ticketing companies, Ticketmaster Corporation, ticketmaster.com, 2b Technology and TicketWeb all compete with event facilities and promoters that handle or may handle their own ticket sales and distribution through online and other distribution channels, live event automated ticketing companies with Web sites that may or may not currently offer online transactional capabilities and certain Web-based live event ticketing companies that conduct business online, including Tickets.com. In certain specific geographic regions, including certain of the local markets in which Citysearch.com provides or intends to provide our local city guide service, one or more of our ticketing companies' competitors may serve as the primary ticketing service in the region. We cannot assure you that one or more of these regional automated ticketing companies will not enter or expand into other regions or nationally, which could have a material adverse effect on our business, financial condition and results of operations.


         The markets for local interactive content and services, the selling of live event tickets and related merchandise and our other services are highly competitive and diverse. Citysearch.com's primary competitors include Digital City, Inc., a company wholly owned by America Online, Inc., Tribune Company, Cox Interactive and Knight Ridder's Real Cities. Citysearch.com also competes with numerous search engines and other site aggregation companies, media, telecommunications and cable companies, Internet service providers and niche competitors which focus on a specific category or geography and compete with specific content offerings provided by us. Furthermore, additional major media and other companies with financial and other resources greater than ours may introduce new Internet products addressing the local interactive content and service market in the future.


         The online dating services market is very competitive. match.com's and One & Only Network's primary competitors include FriendFinder, Inc. and Matchmaker.com, Inc., both of whom charge subscribers fees for use of their services. In addition, match.com and One & Only Network face significant competition from online dating services which are free to subscribers and which are offered by most major portal sites, including Yahoo! Inc., Excite Inc. and America Online, Inc., among others.


         We believe that the principal competitive factors for all our services include:


         -        depth, quality and comprehensiveness of content;

         -        ease of use;

         -        distribution;

         -        search capability; and

         -        brand recognition.

         Many of our competitors have greater financial and marketing resources than we have and may have significant competitive advantages through other lines of business and existing business relationships. We cannot assure you that we will be able to successfully compete against our current or future competitors or that competition will not have a material adverse effect on our business, financial condition and results of operations. Furthermore, as a strategic response to changes in the competitive environment, we may make certain pricing, servicing or marketing decisions or enter into acquisitions or new ventures that could have a material adverse effect on our business, financial condition and results of operations.

OUR BUSINESS RELIES ON THE PERFORMANCE OF OUR SYSTEMS AND THE PERFORMANCE AND AVAILABILITY OF THIRD PARTY SYSTEMS.

         The satisfactory performance, reliability and availability of our city guides, online ticketing services, auction services, Internet personals services and our network infrastructures are critical to attracting Web users and maintaining relationships with business customers and consumers. System interruptions that result in the unavailability of sites or slower response times for consumers would reduce the number of business Web sites and advertisements purchased and reduce the attractiveness of our citysearch.com local city guides, cityauction.com, match.com and One & Only Network services, and ticketmaster.com's, 2b Technology's and ticketweb.com's online services to business customers and consumers. Our services have experienced system interruptions in the past and we believe that such interruptions will continue to occur from time to time in the future.


         Any substantial increase in traffic on our services will also require us to expand and adapt our network infrastructure. Our inability to add additional software and hardware to accommodate increased traffic on our services may cause unanticipated system disruptions and result in slower response times.


         We use a custom-developed system for our ticketmaster.com ticketing operations and certain aspects of transaction processing. ticketmaster.com has experienced temporary system interruptions, which may continue to occur in the future from time to time. Any substantial increase in the volume of traffic on our online sites or the number of tickets purchased by consumers will require us to continue to expand and upgrade further ticketmaster.com technology, transaction- processing systems and network infrastructure.


         We can not assure you that our ticketmaster.com service's transaction-processing systems and network infrastructure will be able to accommodate increases in traffic in the future, or that we will, in general, be able to accurately project the rate or timing of such increases or upgrade our systems and infrastructure to accommodate future traffic levels on our online sites. In addition, we can not assure you that we will be able to effectively upgrade and expand our ticketmaster.com transaction-processing systems in a timely manner or to successfully integrate any newly developed or purchased components of its existing systems. Any inability to do so could have a material adverse effect on our business, financial condition and results of operations.


SECURITY BREACHES OF OUR NETWORK SYSTEMS WOULD SIGNIFICANTLY ADVERSELY AFFECT OUR BUSINESS.

         A fundamental requirement for online commerce and communications is the secure transmission of confidential information over public networks. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as consumers' credit card numbers. In addition, we maintain an extensive confidential database of consumer profiles and transaction information. We can not assure you that advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments will not result in a compromise or breach of the methods used by us to protect consumer transaction and personal data contained in our database. If any such compromise of our security were to occur, it could have a material adverse effect on our reputation and on our business, operating results and financial condition. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against security breaches or to alleviate problems caused by breaches.


         Concerns over the security of transactions conducted on the Internet and commercial online services and the privacy of users may also inhibit the growth of the Web and online services as a means of conducting commercial transactions. To the extent that our activities or those of third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers or other personal information, security breaches could expose us to a risk of loss or litigation and possible liability. In addition, we may suffer losses as a result of orders placed with fraudulent credit card data, even though the consumer's payment for such orders has been authorized by the associated financial institution. Under current credit card practices, a merchant is liable for fraudulent credit card transactions where, as is the case with the transactions processed by us, no cardholder signature is obtained. We can not assure you that we will not suffer significant losses as a result of fraudulent use of credit card data in the future, which could have a material adverse effect on our business, financial condition and results of operations.


OUR BUSINESS WILL SUFFER IF WE ARE UNABLE TO ADAPT TO THE RAPID TECHNOLOGICAL CHANGES THAT CHARACTERIZE THE INTERNET AND THE ONLINE COMMERCE INDUSTRY.

         The Internet and the online commerce industry are characterized by the following:

         -        rapid technological change;

         -        changes in user and customer requirements and preferences;

         - frequent new product and service introductions embodying new technologies; and

         - the emergence of new industry standards and practices that could render our existing online sites and proprietary technology and systems obsolete.

         The emerging nature of these products and services and their rapid evolution will require that we continually improve the performance, features and reliability of our online services, particularly in response to competitive offerings. Our success will depend, in part, upon our ability:

         -        to enhance our existing services;

         - to develop new services and technology that address the increasingly sophisticated and varied needs of our prospective customers; and

         - to respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

         The development of online sites and other proprietary technology entails significant technical and business risks and requires substantial expenditures and lead time. There can be no assurance that we will successfully use new technologies effectively or adapt our online sites, proprietary technology and transaction-processing systems to customer requirements or emerging industry standards. If we are unable, for technical, legal, financial or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, our business, operating results and financial condition could be materially adversely affected.


INFORMATION DISPLAYED ON OR ACCESSED FROM OUR WEB SITES MAY SUBJECT US TO LIABILITY.

         We may face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials that appear on the citysearch.com, cityauction.com, match.com, One & Only Network, ticketmaster.com, museumtix.com or ticketweb.com sites or on sites operated by our partners. These claims have been brought, and sometimes successfully pressed, against online services. Although we intend to maintain our general liability insurance at current levels, our insurance may not cover claims of these types or may not be adequate to indemnify us for any liability that may be imposed. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage, could have a material adverse effect on our reputation and our business, financial conditions and results of operations.

OUR BUSINESS WILL BE ADVERSELY AFFECTED IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS FROM THIRD PARTY CHALLENGES OR IF WE ARE SUBJECT TO LITIGATION.

         We regard our copyrights, service marks, trademarks, trade dress, trade secrets, proprietary software and similar intellectual property as critical to our success, and rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with employees, customers, partners and others to protect our proprietary rights. We do not hold any patents. We pursue the registration of certain of our key trademarks and service marks in the United States and internationally. Effective trademark, service mark, copyright and trade secret protection may not be available or sought by us in every country in which our products and services are made available online.

         We have licensed in the past, and expect to license in the future, certain proprietary rights, such as trademarks or copyrighted material, to third parties. In addition, we have licensed in the past, and expect that we may license in the future, certain content, including trademarks and copyrighted material, from third parties. While we attempt to ensure that the quality of our brands is maintained by such licensees, we can not assure you that such licensees will not take actions that might materially adversely affect the value of our proprietary rights or reputation, which could have a material adverse effect on our business, financial condition and results of operations.


         We can not assure you that the steps taken by us to protect our proprietary rights will be adequate or that third parties will not infringe or misappropriate our copyrights, trademarks, trade dress and similar proprietary rights. In addition, we can not assure you that other parties will not assert infringement claims, including patent infringement claims, against us.


         We license the trademark "Citysearch" from a third party, and we can not assure you that we will be able to continue to license the trademark on terms acceptable to us. The initial term of that license expires in March 2001. We have the right to renew that license annually so long as we are not in breach of the license at the time of renewal. We believe we are in compliance with the terms of the license and have given notice of our intent to renew the license for another term. However, we cannot assure you that the licensor will not challenge our right to renew the license. In the event of such a challenge, we will vigorously defend our rights under the license.


         We license the trademark "Ticketmaster" and related trademarks from Ticketmaster Corporation pursuant to our license agreement with USAi and Ticketmaster Corporation. Following our proposed combination with the Ticketmaster businesses, our combined company will own such trademark.


         We may be subject to legal proceedings and claims of alleged infringement of the trademarks and other intellectual property rights of third parties by us and our licensees. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources which could result in a material adverse effect on our business, financial condition and results of operations.


IF WE FAIL TO COMPLY WITH THE LAWS AND REGULATIONS THAT GOVERN OUR SERVICES, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

         We are subject to regulations applicable to businesses generally and laws or regulations directly applicable to access to online commerce and, following the combination with the Ticketmaster businesses, offline ticketing sales. Although there are currently few laws and regulations directly applicable to the Internet and commercial online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or commercial online services covering issues such as:

         -        user privacy;

         -        pricing;

         -        content;

         -        taxation;

         -        copyrights;

         -        distribution;

         -        antitrust; and

         -        characteristics and quality of products and services.

         Furthermore, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws that could impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet or commercial online services, which could, in turn, decrease the demand for our products and services and increase our cost of doing business, or otherwise have a material adverse effect on our business, financial condition and results of operations. Moreover, the applicability to the Internet and commercial online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. For example, tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in online commerce, and new state tax regulations may subject us to additional state sales and income taxes. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and commercial online services could have a material adverse effect on our business, financial condition and results of operations.


         We are subject to the Children's Online Privacy Protection Act of 1998 ("COPPA"). Pursuant to COPPA, a Web site operator must provide notice on its Web sites of the information it collects from children under the age of 13, how it uses that information and to whom it discloses that information. With certain exceptions, the operator must obtain verifiable parental consent for any collection, use or disclosure of personal information submitted online by children under the age of 13. We believe we are currently in, and intend to continue to remain in, compliance with COPPA. However, in the event we are found to have violated COPPA, we could be subject to penalties of up to $10,000 per violation.


         Our ticketmaster.com, 2b Technology, TicketWeb and, following the combination, Ticketmaster Corporation services are regulated by certain state and local regulations, including, but not limited to, a law in Georgia that establishes maximum convenience charges on tickets for certain sporting events. Other legislation that could affect the way our Ticketmaster Corporation, ticketmaster.com, 2b Technology and TicketWeb services do business, including bills that would regulate the amount of convenience charges and handling charges that may be charged, are introduced from time to time in federal, state and local legislative bodies. We cannot predict whether any such bills will be adopted and, if so, whether such legislation would have a material effect on our business, financial condition and results of operations.


WE MAY BE SUBJECT TO GOVERNMENTAL INVESTIGATIONS AND LITIGATIONS.

         From time to time, federal, state and local authorities have conducted investigations or inquiries with respect to Ticketmaster Corporation's compliance with antitrust, unfair business practice and other laws. In addition, we and Ticketmaster Corporation are parties to various legal proceedings involving commercial disputes and intellectual property issues arising in the ordinary course of business. While the outcomes of these proceedings are uncertain, we do not currently expect that they will have a material adverse effect on our business, financial condition or results of operations.


         CLASS ACTION LITIGATION RELATING TO THE PROPOSED COMBINATION


         On or about November 21, 2000, four of our shareholders filed separate, virtually identical class action lawsuits against us, USAi and 15 of our current and former directors. The lawsuits, all of which were filed in the Court of Chancery of the State of Delaware, are entitled SACHS V. CONN, ET AL., Case No. 18517 NC; BEER V. TICKETMASTER ONLINE-CITYSEARCH, INC., ET AL., Case No. 18520 NC; HARBOR FINANCE PARTNERS V. TICKETMASTER ONLINE-CITYSEARCH, ET AL., Case No. 18518 NC; and OSHER V. CONN, ET AL., Case No. 18516 NC.


         In each of the four lawsuits, the plaintiff purports to bring the suit on behalf of our minority shareholders (i.e. all of our shareholders other than the defendants). The plaintiffs allege that, as a result of the proposed combination, USAi, which holds a majority of our shares, will reap the benefits of increasing its holdings of our capital stock to the detriment of our minority public shareholders who will suffer an unwarranted dilution of their shares of our capital stock. The plaintiffs further allege that, by effecting the proposed combination, the individual defendants, who are allegedly controlled by USAi and/or beholden to USAi for their positions and thus have conflicts of interest, have breached their fiduciary duties to our other shareholders.


         As their prayer for relief in the lawsuits, the plaintiffs seek to have the Court enjoin the defendants from consummating the proposed combination, or in the alternative, to have the Court rescind the proposed combination. In addition, the plaintiffs seek monetary damages, attorneys' fees and other costs of pursuing the lawsuits. None of the defendants has yet filed a response to any of the four class action lawsuits. However, we believe that all four of the lawsuits are without merit, and we expect all defendants to vigorously defend the lawsuits.


         DERIVATIVE LITIGATION RELATING TO THE PROPOSED COMBINATION


         On or about December 1, 2000, one of our shareholders filed a derivative lawsuit on our behalf against USAi and the 15 directors of Ticketmaster Online-Citysearch. The lawsuit is entitled WALDMAN V. CONN, ET AL. AND TICKETMASTER ONLINE-CITYSEARCH, Inc., Court of Chancery for the State of Delaware, Case No. 18526.


         In the derivative lawsuit, the plaintiff alleges that the proposed combination is the product of unfair self-dealing, and that the consideration we will pay to USAi is unfair and excessive. The plaintiff further alleges that, by effecting the proposed combination, the individual defendants, who are controlled by USAi, breached their fiduciary duty to our shareholders by putting the interests of themselves and of USAi in front of the interest of our shareholders.


         As the prayer for relief in the derivative lawsuit, the plaintiff seeks to have the Court enjoin the defendants from proceeding with the transaction. In addition, the plaintiff seeks monetary damages from us, as well as attorneys' fees and the costs for pursuing the action. None of the defendants has yet filed a response to the derivative suit. However, we believe that the lawsuit is without merit, and we expect all defendants to vigorously defend against the lawsuit.

         TICKETS.COM LITIGATION


         On July 23, 1999, we and Ticketmaster Corporation (collectively, "Ticketmaster"), filed a Complaint seeking damages and injunctive relief against Tickets.com, Inc. ("Tickets.com"), entitled TICKETMASTER CORPORATION AND TICKETMASTER ONLINE-CITYSEARCH, INC. V. TICKETS.COM, INC., Case No. 99-07654 HLH, in the United States District Court for the Central District of California. Ticketmaster claims that Tickets.com violates Ticketmaster's legal and contractual rights by, among other things, (i) providing deep-links to Ticketmaster's internal web pages without Ticketmaster's consent, (ii) systematically, deceptively and intentionally accessing Ticketmaster's computers and computer systems and copying verbatim Ticketmaster event pages daily and extracting and reprinting Ticketmaster's Uniform Resource Locators ("URLs") and event data and information in complete form on Tickets.com's web site and (iii) providing false and misleading information about Ticketmaster, the availability of tickets on the Ticketmaster Web Site, and the relationship between Ticketmaster and Tickets.com. On January 7, 2000, Ticketmaster filed a first amended complaint. Tickets.com filed a motion to dismiss Ticketmaster's first amended complaint on or about February 23, 2000, claiming that Tickets.com did not violate the Copyright Act or Lanham Act and that Ticketmaster's state law claims were preempted and/or did not state a valid claim for relief. The Court denied Tickets.com's motion as to Ticketmaster's claims for copyright infringement, violations of the Lanham Act, state law unfair competition and interference with prospective economic advantage. The Court granted Tickets.com's motion, but gave Ticketmaster leave to amend, as to Ticketmaster's claims for breach of contract, trespass, unjust enrichment and misappropriation. Ticketmaster filed a second amended complaint on April 21, 2000.


         On March 3, 2000, Ticketmaster filed a motion for preliminary injunction, requesting the Court to enjoin Tickets.com from, among other things, deep-linking and "spidering" to Ticketmaster's internal web pages, accessing Ticketmaster's computers and computer systems and copying Ticketmaster's event pages, and providing misleading and false information about Ticketmaster, the availability of tickets on the Ticketmaster Web Site and the relationship between Ticketmaster and Tickets.com. On July 31, 2000, the Court held a hearing. The court took the matter under submission, and on August 11, 2000 issued a ruling denying Ticketmaster's and our motion for preliminary injunction. On September 8, 2000, Ticketmaster filed a notice of appeal of the Court's order denying Ticketmaster's motion for preliminary injunction. On January 11, 2001, the Court of Appeals affirmed the District Court's order.


         On May 30, 2000, Tickets.com filed its Answer to Ticketmaster's second amended complaint and counterclaims against Ticketmaster Corporation and Ticketmaster Online-Citysearch, Inc. Tickets.com asserted claims for relief against Ticketmaster for violations of the Sherman Act, sections 1 and 2, violations of California's Cartwright Act, violations of California's Business and Professions Code section 17200, violations of common law restraint of trade and unfair competition and business practices, interference with contract and declaratory relief. Tickets.com claimed that Ticketmaster Corporation's exclusive agreements with Ticketmaster Online-Citysearch, Inc., venues, promoters and other third parties injure competition, violate antitrust laws, constitute unfair competition and interfere with Tickets.com's prospective economic advantages. On July 19, 2000, Ticketmaster filed a motion to dismiss any claim based in whole or in part on Ticketmaster's alleged litigation conduct as well as Tickets.com's ninth claim for relief under California's antitrust laws (the Cartwright Act). On September 25, 2000, the court entered an order denying Ticketmaster's motion on the ground that Tickets.com has the right to pursue some discovery on the issues raised in the motion before the issue can properly be resolved.


         On November 30, 2000, counsel for Ticketmaster and counsel for Tickets.com met pursuant to the required Local Rule 6.2 Early Meeting of Counsel obligation. The parties exchanged information concerning witnesses and documents supporting each side's respective positions, and also exchanged proposals concerning the schedule for the case. Tickets.com has proposed a schedule that would result in a trial date in November 2001. Ticketmaster has proposed a schedule pursuant to which discovery would conclude in November 2001 and after motions and other pretrial matters a trial date would be set in October 2002. The court has not yet issued an order setting a pretrial discovery schedule and a trial date. Ticketmaster intends to vigorously defend this litigation.

         TICKETMASTER CASH DISCOUNT LITIGATION

         In the case Adriana Garza et al. v. Southwest Ticketing, Inc., d/b/a Ticketron, Ticketmaster and Rainbow Ticketmaster, Ticketmaster Texas Management, Ticketmaster LLC, Ticketmaster Group, Inc., Ticketmaster Online-Citysearch, Inc. and the May Department Stores Company, the plaintiff filed an amended class action petition in state court on June 20, 2000, which claims that Ticketmaster's practice of offering cash discounts against the amount of its service charges at outlets violated various state laws, and asserting an additional claim that the cash discount program in question violates a provision in a Merchant Services Bankcard Agreement between Ticketmaster and Chase Merchant Services L.L.C. and First Financial Bank. Plaintiff claims all consumers using VISA and MasterCard to purchase tickets from Ticketmaster are third-party beneficiaries of this contract. Plaintiff also filed on July 14, 2000 an amended class certification motion. In addition to the nine-state class sought by Plaintiff's original class certification request, the amended motion seeks the certification of a nationwide class of VISA and MasterCard customers since approximately April 1998 to prosecute the alleged third-party beneficiary claim. Ticketmaster filed a summary judgment motion on May 1, 2000 and Plaintiff filed a second amended motion for partial summary judgment on May 24, 2000. Currently, no hearing is set on any of these motions. On July 20, 2000, Ticketmaster removed the case to federal court in McAllen, Texas on the grounds that the newly added third-party beneficiary claim raises a federal question under the Truth-in-Lending Act. On August 1, 2000, Plaintiff filed a motion to remand the case to state court. Ticketmaster denies the allegations. On January 9, 2001, the plaintiff and defendants reached a tentative settlement of all issues. This settlement will require court approval to be finalized. Once a preliminary approval of the settlement occurs, the terms of the settlement will be announced through notice to the putative class members. As a part of the tentative settlement, the parties agreed to a remand of the matter from federal court to state court on January 17, 2001.


         CLASS ACTION LITIGATION RELATED TO MAGAZINE SALES

         On or about December 18, 2000, Ticketmaster Corporation and Time, Inc. were named as defendants in a purported class action lawsuit filed in the Florida Circuit Court of the Thirteenth Judicial Circuit in Hillsborough County. The lawsuit is entitled VICTORIA MCLEAN V. TICKETMASTER CORPORATION AND TIME, INC., Case No. G0009564. Ticketmaster has not yet been served in the lawsuit. The lawsuit alleges that the offering for sale by Ticketmaster Corporation of subscriptions to Entertainment Weekly magazine, a publication of Time, Inc., as an agent of Time, Inc., involves a pattern of criminal activity, conspiracy and unfair and deceptive trade practices by allegedly disclosing credit card account information to third parties without express written consent and unauthorized posting to credit card accounts. As the prayer for relief in the lawsuit, the plaintiff seeks to have the Court enjoin the business practices of which the plaintiff has complained. In addition, the plaintiff seeks treble monetary damages, as well as attorneys' fees and the costs for pursuing the action. Ticketmaster has not yet filed a response to the lawsuit. However, Ticketmaster believes the lawsuit is without merit and expects to vigorously defend against the lawsuit.

         We cannot assure you that we or Ticketmaster Corporation or, after the proposed combination, our combined company, or any of their respective affiliates, will not become the subject of future governmental investigations or inquiries or be named as a defendant in claims alleging violations of federal or state antitrust laws or any other laws. Any adverse outcome in such litigation, investigation or proceeding against any of us could limit or prevent us from engaging in our respective ticketing businesses or could subject us to potential damage assessments, all of which could have a material adverse effect on our business, financial condition or results of operations. Regardless of its merit, source or outcome, any such litigation, investigation or proceeding would at a minimum be costly and could divert the efforts of our management and other personnel from productive tasks, which could have a material adverse effect on our, and after the combination, our combined company's, business, financial condition or results of operations.

ANY ACQUISITIONS THAT WE UNDERTAKE COULD BE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS, DILUTE STOCKHOLDER VALUE AND ADVERSELY AFFECT OUR OPERATING RESULTS.

         As part of our business strategy, we intend to make acquisitions of, or significant investments in, complementary companies, products or technologies. For example, we recently completed our acquisitions 2b Technology and TicketWeb and Ticketmaster Corporation recently completed its acquisitions of Admission Network Inc., a Canadian based ticketing company, and EDCS, a fan loyalty technology company. We recently announced that we will acquire Reserve America Holdings, Inc., a camping reservations company. In addition, we made investments in foodline.com, an online restaurant reservation company, FairMarket, Inc., an online auction company, and ActiveUSA.com, an online participatory sports reservation and registration company. These acquisitions and investments and any future acquisitions and investments are and will be accompanied by the risks commonly encountered in acquisitions of companies. These risks include, among other things:

          . the difficulty of assimilating the operations and personnel of the acquired companies;

          .    the potential disruption of our ongoing business;

          . the diversion of resources from our existing businesses, sites and technologies;

          . the inability of management to maximize our financial and strategic position through the successful incorporation of the acquired technology into our products and services;

          . additional expense associated with amortization of acquired intangible assets;

          . the maintenance of uniform standards, controls, procedures and policies; and

          . the impairment of relationships with employees and customers as a result of any integration of new management personnel.

         We cannot assure you that we would be successful in overcoming these risks or any other problems encountered with such acquisitions. Our inability to overcome such risks could dilute our stockholder value and materially adversely affect our operating results.


OUR BUSINESS WILL BE ADVERSELY AFFECTED IF WE DO NOT MAINTAIN THE VALUE OF OUR DOMAIN NAMES.

         We currently hold and license various Web domain names relating to our brand, including the "citysearch.com", "cityauction.com", "match.com", "ticketmaster.com", "sidewalk.com", "museumtix.com" and "ticketweb.com" domain names. The acquisition and maintenance of domain names generally is regulated by governmental agencies and their designees. The regulation of domain names in the United States and in foreign countries is subject to change. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, there can be no assurance that we will be able to acquire or maintain relevant domain names in all countries in which we conduct business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We, therefore, may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights. Any such inability could have a material adverse effect on our business, financial condition and results of operations.


WE ARE SUBJECT TO ANTI-TAKEOVER PROVISIONS THAT MAY AFFECT THE PRICE OF OUR
STOCK.

         Our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and Section 203 of the Delaware General Corporation Law contain provisions that may render more difficult, or have the effect of discouraging, unsolicited takeover bids from third parties or the removal of our incumbent management. These provisions include the right of the holders of our Class A Common Stock to 15 votes per share, versus one vote per share for the holders of our Class B Common Stock and provide that our stockholders may not call special meetings. In addition, our Amended and Restated Certificate of Incorporation authorizes our Board of Directors to issue, without stockholder approval, 2,000,000 shares of preferred stock, par value $.01 per share, with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of our Common Stock. Although we have no current plans to issue any shares of preferred stock, the issuance of preferred stock or rights to purchase preferred stock could render more difficult, or have the effect of discouraging, unsolicited takeover bids from third parties or the removal of incumbent management, or otherwise adversely affect the market price for the Class B Common Stock. Although such provisions do not have a substantial practical significance to investors while USAi, through its ownership of a majority of the voting power of our Common Stock, is in a position to effectively control all matters affecting us, such provisions could have the effect of depriving stockholders of an opportunity to sell their shares at a premium over prevailing market prices should USAi no longer be in such control.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements that relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intend," "potential," or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks outlined under "Risk Factors" and elsewhere in this prospectus.


                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares of our Class B Common Stock by the selling stockholders pursuant to this prospectus.


                              SELLING STOCKHOLDERS

         The following table sets forth certain information regarding the holdings of the selling stockholders as of January 10, 2001, including the 299,954 shares of our Class B Common Stock issued to the selling stockholders in connection with the work-out agreement as more fully described in "Recent Developments."

                                  SHARES BENEFICIALLY       NUMBER OF        SHARES BENEFICIALLY
   SELLING STOCKHOLDER          OWNED PRIOR TO OFFERING   SHARES OFFERED    OWNED AFTER OFFERING
------------------------        -----------------------   --------------    --------------------
Bryan T. Bostic (1)                    513,152                212,968               300,184

Erik K. Martin (2)                      70,490                 70,490                     0

Kenneth W. Bostic (3)                    7,579                  2,999                 4,580

Live Oak Holdings, L.C. (4)             30,318                 11,998                18,320

Clarke Holdings, L.C. (5)                1,499                  1,499                     0

          (1) Mr. Bryan Bostic currently serves as a consultant to 2b Technology pursuant to a consulting agreement with 2b Technology and us.

          (2) Mr. Martin currently serves as the Vice Chairman and President of 2b Technology pursuant to an employment agreement with 2b Technology and us.

          (3)  Mr. Kenneth Bostic is currently an employee of 2b Technology.

          (4) Live Oak Holdings, L.C. is a Virginia limited liability company of which Mr. Bryan Bostic is the manager.

          (5) Clarke Holdings, L.C. is a Virginia limited liability company of which Mr. Martin is the manager.


                              PLAN OF DISTRIBUTION

         The selling stockholders (and their respective donees, distributees, pledgees and personal representatives) may, from time to time, offer for sale and sell or distribute the shares of our Class B Common Stock offered hereby in transactions executed on The Nasdaq National Market, in negotiated transactions, private sales or through other means. The selling stockholders under some circumstances might be deemed underwriters under the Securities Act of 1933. As a precaution against such a possibility, the selling stockholders intend to deliver prospectuses to purchasers in accordance with Section 5 of the Securities Act of 1933. Sales may be effected at market prices prevailing at the time of sale or at such other prices as may be negotiated by the selling stockholders. The shares may be sold by one or more of the following: (a) a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchased by a broker-dealer as principal and resold by such broker-dealer for its account pursuant to this prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in the resales.

         In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of shares of our Class B Common Stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell shares of our Class B Common Stock short and deliver the shares offered hereby to close out such short positions. In connection with the foregoing transactions, the selling stockholders may be required to deliver this prospectus. The selling stockholders may also loan or pledge the shares registered hereunder to a broker-dealer and the broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may effect sales of the pledged shares, in each case pursuant to this prospectus.

         Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders in amounts to be negotiated in connection with the sale. Such broker-dealers or agents and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers.

         The selling stockholders will be responsible for 50% of any fees, disbursements and expenses of any counsel for the selling stockholders. All other expenses incurred in connection with the registration of the shares offered hereby, including SEC registration fees, printer's and accounting fees, 50% of any fees, disbursements and expenses of any counsel for the selling stockholders, and the fees, disbursements and expenses of our counsel will be borne by us. Commissions and discounts, if any, attributable to the sales of the shares offered hereby will be borne by the selling stockholders. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933. We have agreed to indemnify the selling shareholders against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act of 1933.

         We have undertaken to keep a registration statement of which this prospectus constitutes a part effective until the earliest to occur of (a) all shares offered hereby being sold pursuant to the registration statement or (ii) the twelve month anniversary of the date on which the registration statement of which this prospectus constitutes a part was declared effective by the SEC. After such period, if we choose not to maintain the effectiveness of the registration statement of which this prospectus constitutes a part, the shares offered hereby may not be sold, pledged, transferred or assigned, except in a transaction which is exempt under the provisions of the Securities Act of 1933 or pursuant to an effective registration statement thereunder.


                                  LEGAL MATTERS

         The validity of our Class B Common Stock to be offered in this prospectus will be passed upon for us by Gibson, Dunn & Crutcher LLP, Los Angeles, California.


                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC at:

          .    Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549;

          .    7 World Trade Center, Suite 1300, New York, New York 10048; and

          . Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661.


You may also obtain copies of these materials from the public reference section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You should call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains an Internet web site that contains reports, proxy and information statements and other information regarding companies and other persons that file electronically with the SEC. The SEC's Internet web site address is http:\\www.sec.gov. You may inspect reports and other information that we file at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

         We have filed a registration statement and related exhibits with the SEC under the Securities Act of 1933. The registration statement, which includes this prospectus, contains additional information about our company and the shares to be sold by the selling stockholders. You may inspect the registration statement and exhibits without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.


                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents that we have filed with the SEC:

          .    Annual Report on Form 10-K for the year ended December 31, 1999;

          .    Quarterly Report on Form 10-Q for the quarter ended March 31,
               2000;

          .    Quarterly Report on Form 10-Q for the quarter ended June 30,
               2000;

          . Quarterly Report on Form 10-Q for the quarter ended September 30, 2000;

          .    Current Report on Form 8-K filed January 28, 2000;

          .    Current Report on Form 8-K filed April 20, 2000;

          .    Current Report on Form 8-K filed June 5, 2000;

          .    Current Report on Form 8-K filed August 2, 2000;

          .    Current Report on Form 8-K filed October 26, 2000;

          .    Current Report on Form 8-K filed November 21, 2000;

          . Definitive Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 filed January 11, 2001; and

          . The description of our Class B Common Stock contained in our Registration Statement on Form 8-A (File No. 000-25041) filed on November 6, 1998, pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

         We are also incorporating by reference additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of the prospectus and the termination of the offering of the shares offered hereby. You may request a copy of these filings at no cost, by writing or telephoning us at the following address and phone number:

                      Ticketmaster Online-Citysearch, Inc.
                          Attn: Chief Financial Officer
                      790 E. Colorado Boulevard, Suite 200
                          Pasadena, California 91101
                           Telephone: (626) 405-0050

         You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with different information.













                                 299,954 SHARES


                      TICKETMASTER ONLINE--CITYSEARCH, INC.


                              CLASS B COMMON STOCK

                                ----------------

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         We will pay all expenses incident to the offering and sale to the public of the shares being registered including any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table except commissions, discounts and transfer taxes. All of the amounts shown are estimates, except for the SEC registration fee:

                                                                        AMOUNT
                                                                        TO BE
                         ITEM                                            PAID
-------------------------------------------------------------          ---------
    SEC Registration fee.....................................            $1,000

    Nasdaq listing fee.......................................               804

    Printing fees and expenses...............................             5,000

    Accounting fees and expenses.............................             5,000

    Legal fees and expenses..................................             5,000

    Blue Sky fees and expenses...............................             1,000

    Transfer agent and registrar fees........................             2,500

    Miscellaneous............................................             5,000
                                                                        -------
Total........................................................           $25,304
                                                                        =======


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         We are a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

         Our Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

         The effect of these provisions is to eliminate our rights and the rights of our stockholders (through stockholders' derivative suits on our behalf) to recover monetary damages against a director for breach of fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except in certain limited situations. These provisions do not limit or eliminate our rights or any of our stockholder's rights to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. These provisions will not alter the liability of directors under federal securities laws.

         Our Amended and Restated Bylaws provide for the indemnification of officers, directors and third parties acting on behalf of us if such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his conduct was unlawful.


ITEM 16.   EXHIBITS


         EXHIBIT
          NUMBER                     EXHIBIT TITLE                                            NOTES
         -------                     -------------                                            -----
           2.1      Agreement and Plan of Reorganization, among CitySearch,
                    Inc., MB Acquisition Corporation, MetroBeat, Inc., Mark
                    Davies and Joshua White, dated May 31, 1996.                                (A)*

           2.2      Amended and Restated Agreement and Plan of Reorganization,
                    among CitySearch, Inc., Tiberius, Inc., USA Networks, Inc.,
                    Ticketmaster Group, Inc., Ticketmaster Corporation and
                    Ticketmaster Multimedia Holdings, Inc., dated August 12,
                    1998.                                                                       (A)

           2.3      Agreement and Plan of Reorganization, dated January 8, 1999, by and among Ticketmaster Online--CitySearch, Inc., Nero
                    Acquisition Corp., Inc., CityAuction, Inc., Andrew Rebele
                    and Monica Lee as amended.                                                  (B)

           2.4      Exchange Agreement by and among Cendant Corporation, Cendant
                    Intermediate Holdings, Inc. and Ticketmaster
                    Online--CitySearch, Inc. dated as of May 14, 1999.                          (C)

           2.5      Agreement and Plan of Reorganization dated June 10, 1999
                    among Ticketmaster Online--CitySearch, Web Media Ventures
                    LLC (dba One & Only Network) and William Bunker, David
                    Kennedy and Glenn Wiggins.                                                  (C)

           2.6      Agreement and Plan of Merger by and among Sidewalk.com,
                    Inc., Microsoft Corporation and the Registrant, dated as of
                    July 19, 1999.                                                              (D)

           2.7      Agreement and Plan of Merger by and among the Registrant,
                    TMCS Merger Sub, Inc., 2b Technology, Inc., Bryan Bostic,
                    Eric Martin, Live Oak Holdings, L.C., Clarke Holding, L.C.,
                    and Kenneth Bostic, dated as of January 30, 2000.                           (F)

           2.8      Agreement and Plan of Merger by and among the Registrant,
                    TMCS Merger Sub, Inc. and TicketWeb Inc., dated as of May
                    23, 2000.                                                                   (G)

           2.9      Contribution Agreement by and between the Registrant and USA
                    Networks, Inc., dated as of November 20, 2000.                              (H)

          2.10      Work-Out Agreement by and among the Registrant, 2b
                    Technology, Inc., Bryan Bostic, Eric Martin, Live Oak
                    Holdings, L.C., Clarke Holding, L.C., and Kenneth Bostic dated as of December 8, 2000.

          2.11      Share Purchase Agreement by and among Ticketmaster Canada,
                    Inc., Ticketmaster Online-Citysearch, Inc, ReserveAmerica
                    Holdings, Inc., and certain Shareholders of ReserveAmerica
                    Holdings, Inc. dated as of January 9, 2001.

           4.1      Specimen Class B Common Stock Certificate.                                  (E)

           4.2      Form of Class B Common Stock Purchase Warrant of the
                    Registrant to be delivered upon closing of the Sidewalk
                    acquisition (3,000,000 shares).                                             (D)

           4.3      Form of Class B Common Stock Purchase Warrant of the
                    Registrant to be delivered upon


         EXHIBIT
          NUMBER                     EXHIBIT TITLE                                            NOTES
         -------                     -------------                                            -----
                    closing of the Sidewalk acquisition (1,500,000 shares).                     (D)

           5.1 Opinion of Gibson, Dunn & Crutcher LLP as to the legality of the securities being registered.

          23.1      Consent of Independent Auditors.

          23.2      Consent of Counsel (included in Exhibit 5.1).

          24.1      Power of Attorney (included on signature page).

-------------------------

* Confidential treatment has been granted with respect to portions of this exhibit.

(A) Incorporated by reference to exhibits filed in response to Item 16, "Exhibits," of the Company's Registration Statement on Form S-1 (File No. 333-64855) filed with the Commission on September 30, 1998.

(B) Incorporated by reference to the Company's Report on Form 10-K filed with the Commission on March 31, 1999.

(C) Incorporated by reference to exhibits filed in response to Item 16, "Exhibits," of the Company's Registration Statement on Form S-1 (File No. 333-81761) filed with the Commission on June 29, 1999.

(D) Incorporated by reference to exhibits filed in response to Item 6, "Exhibits," of the Report on Form 10-Q filed with the Commission on August 16, 1999.

(E) Incorporated by reference to exhibits filed in response to Item 16, "Exhibits," of the Company's Registration Statement on Form S-1 (File No. 333-64855) filed with the Commission on November 6, 1998.

(F) Incorporated by reference to exhibits filed in response to Item 16, "Exhibits," of the Company's Registration Statement on Form S-3 (File No. 333-30884) filed with the Commission on February 22, 2000.

(G) Incorporated by reference to exhibits filed in response to Item 16, "Exhibits," of the Company's Registration Statement on Form S-3 (File No. 333-39230) filed with the Commission on June 14, 2000.

(H) Incorporated by reference to exhibits to the Company's Definitive Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 filed with the Commission on January 11, 2001.

ITEM 17.   UNDERTAKINGS.

     A.   UNDERTAKING PURSUANT TO RULE 415

     The  undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

     B. UNDERTAKING REGARDING FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE


         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C.   UNDERTAKING IN RESPECT OF INCORPORATED ANNUAL AND QUARTERLY REPORTS

         The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     D.   UNDERTAKING IN RESPECT OF INDEMNIFICATION

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     E.   UNDERTAKING PURSUANT TO RULE 430A

     The  undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, California, on the 23rd day of January, 2001.

                                    TICKETMASTER ONLINE-CITYSEARCH, INC.

                                    By: /s/ JOHN PLEASANTS
                                        ------------------------
                                        John Pleasants
                                        Chief Executive Officer


                                POWER OF ATTORNEY

         Know All Men By These Presents, that each person whose signature appears below constitutes and appoints Brad Serwin and Thomas McInerney, jointly and severally, his attorney-in-fact, each with the power of substitution for him in any and all capacities, to sign any amendments to this registration statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


        SIGNATURE                              TITLE                               DATE
        ---------                              -----                               ----
/s/ JOHN PLEASANTS
-----------------------------    Chief Executive Officer (Principal          January 23, 2001
John Pleasants                   Executive Officer) and Director

/s/ THOMAS MCINERNEY
-----------------------------    Chief Financial Officer, Executive Vice     January 23, 2001
Thomas McInerney                 President, Finance and Treasurer
                                 (Principal Financial and Accounting
                                 Officer)
/s/ TERRY BARNES
-----------------------------    Director                                    January 23, 2001
Terry Barnes

/s/ CHARLES CONN
-----------------------------    Director                                    January 23, 2001
Charles Conn

/s/ BARRY DILLER
-----------------------------    Director                                    January 23, 2001
Barry Diller

/s/ JULIUS GENACHOWSKI
-----------------------------    Director                                    January 23, 2001
Julius Genachowski

/s/ JOSEPH GLEBERMAN
-----------------------------    Director                                    January 23, 2001
Joseph Gleberman



/s/ WILLIAM GROSS
-----------------------------    Director                                    January 23, 2001
William Gross

/s/ ALLEN GRUBMAN
-----------------------------    Director                                    January 23, 2001
Allen Grubman

/s/ VICTOR A. KAUFMAN
-----------------------------    Director                                    January 23, 2001
Victor A. Kaufman

/s/ BRYAN LOURD
-----------------------------    Director                                    January 23, 2001
Bryan Lourd

/s/ JON MILLER
-----------------------------    Director                                    January 23, 2001
Jon Miller

/s/ WILLIAM D. SAVOY
-----------------------------    Director                                    January 23, 2001
William D. Savoy

/s/ ALAN SPOON
-----------------------------    Director                                    January 23, 2001
Alan Spoon

/s/ THOMAS UNTERMAN
-----------------------------    Director                                    January 23, 2001
Thomas Unterman


                                INDEX TO EXHIBITS


         EXHIBIT
          NUMBER                     EXHIBIT TITLE                                            NOTES
         -------                     -------------                                            -----
           2.1      Agreement and Plan of Reorganization, among CitySearch,
                    Inc., MB Acquisition Corporation, MetroBeat, Inc., Mark
                    Davies and Joshua White, dated May 31, 1996.                                (A)*

           2.2      Amended and Restated Agreement and Plan of Reorganization,
                    among CitySearch, Inc., Tiberius, Inc., USA Networks, Inc.,
                    Ticketmaster Group, Inc., Ticketmaster Corporation and
                    Ticketmaster Multimedia Holdings, Inc., dated August 12,
                    1998.                                                                       (A)

           2.3 Agreement and Plan of Reorganization, dated January 8, 1999, by and among Ticketmaster Online--CitySearch, Inc., Nero
                    Acquisition Corp., Inc., CityAuction, Inc., Andrew Rebele and Monica Lee as amended. (B)

           2.4      Exchange Agreement by and among Cendant Corporation, Cendant
                    Intermediate Holdings, Inc. and Ticketmaster
                    Online--CitySearch, Inc. dated as of May 14, 1999.                          (C)

           2.5      Agreement and Plan of Reorganization dated June 10, 1999
                    among Ticketmaster Online--CitySearch, Web Media Ventures
                    LLC (dba One & Only Network) and William Bunker, David
                    Kennedy and Glenn Wiggins.                                                  (C)

           2.6      Agreement and Plan of Merger by and among Sidewalk.com,
                    Inc., Microsoft Corporation and the Registrant, dated as of
                    July 19, 1999.                                                              (D)

           2.7      Agreement and Plan of Merger by and among the Registrant,
                    TMCS Merger Sub, Inc., 2b Technology, Inc., Bryan Bostic,
                    Eric Martin, Live Oak Holdings, L.C., Clarke Holding, L.C.,
                    and Kenneth Bostic, dated as of January 30, 2000.                           (F)

           2.8      Agreement and Plan of Merger by and among the Registrant,
                    TMCS Merger Sub, Inc. and TicketWeb Inc., dated as of May
                    23, 2000.                                                                   (G)

           2.9      Contribution Agreement by and between the Registrant and USA
                    Networks, Inc., dated as of November 20, 2000.                              (H)

          2.10      Work-Out Agreement by and among the Registrant, 2b
                    Technology, Inc., Bryan Bostic, Eric Martin, Live Oak
                    Holdings, L.C., Clarke Holding, L.C., and Kenneth Bostic dated as of December 8, 2000.

          2.11      Share Purchase Agreement by and among Ticketmaster Canada,
                    Inc., Ticketmaster Online-Citysearch, Inc, ReserveAmerica
                    Holdings, Inc., and certain Shareholders of ReserveAmerica
                    Holdings, Inc. dated as of January 9, 2001.

           4.1      Specimen Class B Common Stock Certificate.                                  (E)

           4.2      Form of Class B Common Stock Purchase Warrant of the
                    Registrant to be delivered upon closing of the Sidewalk
                    acquisition (3,000,000 shares).                                             (D)

           4.3      Form of Class B Common Stock Purchase Warrant of the
                    Registrant to be delivered upon closing of the Sidewalk
                    acquisition (1,500,000 shares).                                             (D)

           5.1 Opinion of Gibson, Dunn & Crutcher LLP as to the legality of the securities being registered.

          23.1      Consent of Independent Auditors.

          23.2      Consent of Counsel (included in Exhibit 5.1).


         EXHIBIT
          NUMBER                     EXHIBIT TITLE                                            NOTES
         -------                     -------------                                            -----
          24.1      Power of Attorney (included on signature page).

-------------------------

* Confidential treatment has been granted with respect to portions of this exhibit.

(A) Incorporated by reference to exhibits filed in response to Item 16, "Exhibits," of the Company's Registration Statement on Form S-1 (File No. 333-64855) filed with the Commission on September 30, 1998.

(B) Incorporated by reference to the Company's Report on Form 10-K filed with the Commission on March 31, 1999.

(C) Incorporated by reference to exhibits filed in response to Item 16, "Exhibits," of the Company's Registration Statement on Form S-1 (File No. 333-81761) filed with the Commission on June 29, 1999.

(D) Incorporated by reference to exhibits filed in response to Item 6, "Exhibits," of the Report on Form 10-Q filed with the Commission on August 16, 1999.

(E) Incorporated by reference to exhibits filed in response to Item 16, "Exhibits," of the Company's Registration Statement on Form S-1 (File No. 333-64855) filed with the Commission on November 6, 1998.

(F) Incorporated by reference to exhibits filed in response to Item 16, "Exhibits," of the Company's Registration Statement on Form S-3 (File No. 333-30884) filed with the Commission on February 22, 2000.

(G) Incorporated by reference to exhibits filed in response to Item 16, "Exhibits," of the Company's Registration Statement on Form S-3 (File No. 333-39230) filed with the Commission on June 14, 2000.

(H) Incorporated by reference to exhibits to the Company's Definitive Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 filed with the Commission on January 11, 2001.